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 877 North 8th West, Riverton, WY  82501  USA                 Ph: (307) 856-9271  Fx: (307) 857-3050                 www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. ANNOUNCES INVESTMENT IN GEOTHERMAL ENTITY

RIVERTON, Wyoming – December 22, 2008 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) today announced that it has invested $3.445 million in Standard Steam Trust LLC (“SST”), a private geothermal exploration and development company based in Denver, Colorado.  Current capitalization of SST (with other partners) is $13.8 million (25% USE), which now includes approximately 60,000 acres of BLM, state and fee leases in seven prospect areas in three states.  Acreage accumulation is ongoing, with 15,216 acres (included in the figure above) acquired at the December 19, 2008 BLM lease sale in Utah.  Such acreage accumulation will continue and substantial additional capital is expected to be raised in 2009.

Today there are 66 geothermal-powered electrical generation plants in the United States, providing 2960 MW of base load (constant) power to utilities, which represents less than 1% of the electrical generation nationwide.  Twenty-six states have implemented mandatory renewable energy portfolio standards, requiring utilities to be generating from 5% to 33% of their power from renewable sources.  The deadlines for compliance with these standards take effect from 2009 to 2025 depending on the state.

Geothermal plants are “zero emission” and thus meet the renewable energy mandates.  The plants use existing technology to circulate hot water from wells through binary or flash heat exchangers to produce the power to drive turbines. All the water is injected back into the earth to recharge the resource.

Geothermal power offers a number of advantages over other alternative energy sources, including continuous and reliable output, as geothermal is not weather dependent.  It is the only base load renewable power source.  Additional advantages include minimal pricing volatility, limited environmental impact, high sustainability and improved security of supply. When viewed over the life of the project, geothermal is among the least expensive options when compared with both fossil fuel and alternative energy.  Initial infrastructure costs are substantially lower than some other alternative forms of production, and nominal energy inputs are required once the power plants are in production.

We intend to advance each individual prospect through the exploration and feasibility stages before determining whether to: 1) sell a prospect to a utility, 2) bring an industry partner on a joint venture basis, or 3) pursue further financing with institutional capital to further advance revenue generating capabilities, which may include the operation of power plants.  The first phase of the project (through 2009) will be assembling a portfolio of industrial scale prospects with a total targeted power resource of approximately 2,000 MW; individual prospects are targeted at 100 to 500 MW.  The second phase is expected to be completed in 2010, consisting of early science of geology, geophysics and temperature gradient drilling.  The third phase of work is scheduled for 2011 and will consist of production well drilling on one of the prospects to quantify the geothermal resource present there.  Permitting and construction would follow beginning as early as the end of 2011.

“Meeting the growing renewable portfolio standards at both the state and federal levels is driving considerable interest in the geothermal space, and we expect interest to grow substantially in the next few years.  We will be working closely with our partners to assemble a strong portfolio of assets and a clear

Press Release
December 22, 2008

strategic plan to create value in both the near and mid- term,” stated Keith Larsen, CEO of U.S. Energy Corp.

“After spending considerable time reviewing the renewable energy sector, we firmly believe that our entry into geothermal provides our company with a strong position in a market that has tremendous growth potential,” said Mark Larsen, President of U.S. Energy Corp.  “Geothermal is a renewable subsurface fuel, and our partners are applying their extensive experience in modern oil and gas plays to geothermal exploration.  This sector shows significant promise at a time when carbon management is playing an increasing role in the generation of clean energy in our nation,” he added.

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Press Release
December 22, 2008

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About U.S. Energy Corp.

U.S. Energy Corp. is a diversified natural resource company with interests in molybdenum, oil and gas, and real estate.  The Company is headquartered in Riverton, Wyoming and its common stock is listed on The NASDAQ Capital Market under the symbol “USEG”.

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Disclosure Regarding Mineral Resources Under SEC and Canadian Regulations; and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:

Reggie Larsen

Director of Investor Relations

U.S. Energy Corp.

(800) 776-9271

Reggie@usnrg.com

Nick Hurst

The Equicom Group

Investor Relations

(403) 538-4845

nhurst@equicomgroup.com